FOR IMMEDIATE RELEASE	Contact:	Heather Browne
May 28, 2008	Director, Communications
713-753-3775
heather.browne@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR Awarded Construction and Fabrication Services Contract

for Canadian Bitumen Refining Project

HOUSTON – KBR (NYSE: KBR) announced today that it has been awarded a $275 million (CAD) contract for construction and fabrication of an LCFiner unit by North West Upgrading (North West), a Calgary-based, privately-owned company building an independent, heavy oil upgrader in Sturgeon County, Alberta.

The LCFiner unit scope will include the prefabrication of 40 modules to be later assembled as part of the North West Upgrading project. The project is expected to last approximately 30 months and will peak with approximately 450 personnel.

“We are pleased about this exciting opportunity to continue to work with North West on this world class project,” said David Zimmerman, President, KBR Services. “This award further demonstrates KBR’s commitment to growth in the Canadian oil sands market.”

“This award marks the second contract KBR has secured for this project and reinforces our standing as a market leader in fabrication and construction in Canada,” said Chris Brown, Vice President, KBR Services, Canada. “Our expertise in executing complex projects in remote areas is a key virtue of our ability to continue to add to our impressive list of projects such as North West Upgrading.”

KBR was awarded the construction and fabrication services subcontract for the project gasifier by Lurgi AG of Frankfurt, Germany in 2007. The North West Upgrading project will have an initial design capacity to process 77,000 barrels of oil sand’s SYNBIT/DILBIT mix bitumen feed per day. Two subsequent phases, each of identical capacity, are planned for implementation in the future.

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream and Ventures business segments. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements are forward-looking statements within the meaning of federal securities laws. These statements are subject to numerous risks and uncertainties, including those detailed in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q filed during this fiscal year, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements.